News Release

Investor Contact:
Scott Morris
+1 859.519.3622
smorris@rhinolp.com

Rhino Resource Partners LP Announces

Third Quarter 2019 Financial and Operating Results

LEXINGTON, KY (November 6, 2019) – Rhino Resource Partners LP (OTCQB: RHNO) (“Rhino” or the “Partnership”) announced today its financial and operating results for the quarter ended September 30, 2019. For the quarter, the Partnership reported a net loss of $51.7 million and Adjusted EBITDA of ($5.8) million, compared to a net loss of $4.5 million and Adjusted EBITDA of $4.2 million in the third quarter of 2018. Approximately $38.6 million of asset impairment charges related to the sale of Pennyrile impacted the net loss for the quarter ended September 30, 2019. Diluted net loss per common unit was $3.63 for the quarter compared to diluted net loss per common unit of $0.40 for the third quarter of 2018. Total revenues for the quarter were $42.3 million, with coal sales generating $41.8 million of the total, compared to total revenues of $60.0 million and coal revenues of $59.3 million in the third quarter of 2018. (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations to the most directly comparable GAAP financial measures).

The Partnership continued the suspension of the cash distribution for its common units for the current quarter. No distributions have been declared for common or subordinated units for the quarter ended September 30, 2019.

Rick Boone, President and Chief Executive Officer of Rhino’s general partner, stated, “Our financial results for the third quarter were adversely impacted by the most recent downturn in the coal markets. Demand was weak and spot prices fell compared to earlier quarters in 2019. In some instances, customers under our sales contracts did not take scheduled deliveries during the quarter. In addition, the spot market demand in Central Appalachia softened dramatically and when combined with less contracted sales being delivered, our coal inventory levels increased during the third quarter, which resulted in lower cash flow from operations. We have taken corrective measures to reduce work schedules and right-size the workforce at our Central Appalachia operations in response to the weak market demand and to better manage our inventory levels.

Our Castle Valley operation continued to perform very well in the quarter. This operation continues to maintain low costs and demand for coal from this complex was very strong during the quarter as they provided positive EBITDA results in the period. For 2020, we have contracted for over 600,000 tons of coal sales from Castle Valley and we believe that our coal production will be fully sold for this operation for next year.

At our Hopedale operation in Northern Appalachia, we completed the construction of the new airshaft during the third quarter, which will allow for improved production and lower mining costs at this operation moving forward. During the quarter, we experienced adverse mining conditions as we continued to advance in the new 7-seam area of the mine. We encountered sandstone intrusions in the coal seam as we advanced toward the center of the reserve area where core hole data shows more favorable mining conditions. The sandstone intrusions led to lower coal production and coal sales, while also resulting in higher costs. We expect to advance past the adverse conditions in the fourth quarter, which we believe will result in improved productivity and financial results for this operation going forward.

We are rehabilitating our new Jewell Valley operations in Virginia to begin production in the fourth quarter. We have been replacing conveyor belts, belt structure and refurbishing equipment at the underground mines we acquired out of bankruptcy from Blackjewel. The primary customer for the met coal from these operations will purchase a vast majority of the coal once production resumes.

The closure and sale of the Pennyrile operations was a very difficult decision as it impacted the entire Pennyrile workforce and their families. The market pressures on the Illinois Basin resulted in lower selling prices and necessitated that we make the tough decision to dispose of this operation. I want to extend my personal thanks to every Pennyrile employee for their outstanding service while employed at this operation.

Our Rhino organization has maintained its commitment to providing a safe working environment for our employees by keeping safety as the top priority at all of our operations. Our safety-first culture is continually promoted by our employees as part of our core principles at Rhino.

We believe the steps taken at our Central Appalachia operations will help stabilize the operations and will result in maintaining manageable inventory levels during the downturn in the market. The positive results of our Castle Valley complex and the startup of our Jewell Valley operations should also contribute positive cash flow to Rhino as we move through the fourth quarter. At Hopedale, once we advance the mine into the heart of the reserve we expect the geological conditions to improve, resulting in improved financial results for this operation.”

Coal Operations Update

Central Appalachia

●	Sales volume was 338,000 tons in the quarter versus 525,000 tons in the prior year and 395,000 tons in the prior quarter. The decrease in sales volume compared to the prior year was primarily due to the softening in the met and steam coal markets, which resulted in some of our customers pushing out shipments to a future date. There were also some uncontracted tons of coal in Central Appalachia that the Partnership was unable to sell on the spot market due to weak market demand.

●	Coal revenues were $25.0 million, versus $43.9 million in the prior year and $35.2 million in the prior quarter. Coal revenues per ton in the quarter were $74.12 versus $83.59 in the prior year and $89.08 in the prior quarter. Metallurgical coal revenue per ton in the quarter was $96.75 versus $113.17 in the prior year and $112.26 in the prior quarter. Steam coal revenue in the quarter was $56.56 per ton versus $53.64 in the prior year and $57.89 in the prior quarter. The decrease in coal revenues was due to fewer met and steam coal tons sold during the third quarter of 2019 compared to the other periods. The decrease in coal revenues per ton was primarily due to a decrease in the sale price for met tons sold during the third quarter of 2019 compared to the prior periods.
●	Cost of operations per ton in the quarter was $68.25 versus $60.75 in the prior year and $82.07 in the prior quarter. Cost of operations per ton increased from the prior quarter as fewer tons were sold from the Central Appalachia operations resulting in fixed costs being allocated to fewer tons sold during the current period.

Rhino Western

●	Sales volume was 270,000 tons versus 292,000 tons in the prior year and 224,000 tons in the prior quarter. The increase in coal sales from the prior quarter was due to an increase in demand for tons sold from the Castle Valley operation.
●	Coal revenues were $10.6 million versus $10.2 million in the prior year and $8.4 million in the prior quarter. Coal revenues per ton in the quarter were $39.26 versus $35.06 in the prior year and $37.62 in the prior quarter. Total coal revenues per ton increased during the current quarter due to higher contracted prices for coal sold from this region compared to the prior periods.
●	Cost of operations per ton was $29.67 versus $31.35 in the prior year and $26.32 in the prior quarter. The cost of operations per ton decreased during the current quarter compared to the prior year as we experienced lower operating costs at the Castle Valley operation.

Northern Appalachia

●	Sales volume was 131,000 tons versus 119,000 tons in the prior year and 172,000 in the prior quarter as the Partnership saw an increase in demand for coal from this region compared to the prior year.
●	Coal revenues were $6.2 million versus $5.2 million in the prior year and $8.4 million in the prior quarter. Coal revenues per ton were $47.35 compared to $44.05 in the prior year and $48.63 in the prior quarter. The increase in coal revenues and coal revenues per ton was primarily due to an increase in tons sold from our Hopedale operation and higher contracted sale prices for the tons sold during the third quarter of 2019 compared to the same period in 2018.
●	Cost of operations per ton was $61.88 compared to $53.33 in the prior year and $49.91 in the prior quarter. The increase in the cost of operations per ton was primarily due to additional expense incurred as we encountered some adverse geological conditions at our Hopedale operation during the third quarter of 2019 compared to the prior year.

Acquisition

Blackjewel Assignment Agreement

On August 14, 2019, Jewell Valley Mining LLC (“Jewell Valley”), a wholly owned subsidiary of the Partnership, entered into a general assignment and assumption agreement and bill of sale (the “Assignment Agreement”) with Blackjewel L.L.C., Blackjewel Holdings L.L.C., Revelation Energy Holdings, LLC, Revelation Management Corp., Revelation Energy, LLC, Dominion Coal Corporation, Harold Keene Coal Co. LLC, Vansant Coal Corporation, Lone Mountain Processing LLC, Powell Mountain Energy, LLC, and Cumberland River Coal LLC (together, “Blackjewel”) to purchase certain assets from Blackjewel for cash consideration of $850,000 plus an additional royalty of $250,000 that is payable within one year from the date of the purchase, as well as the assumption of associated reclamation obligations. The transaction costs associated with the Assignment Agreement were $103,577. The assets that are subject of the Assignment Agreement consist of three underground mines in Virginia that were actively producing coal prior to Blackjewel’s filing for relief under Chapter 11 of the United States Bankruptcy Code, along with a preparation plant, rail loadout facility, related mineral and surface rights and infrastructure and certain purchase contracts to be assumed at Jewell Valley’s option.

As of September 30, 2019, the Partnership is still in the process of hiring qualified personnel to operate the Virginia assets purchased from Blackjewel. The Partnership has hired several well qualified miners who were previously employed by Blackjewel. The Partnership is also still refurbishing the Virginia assets to what the Partnership considers an acceptable operating condition before resuming mining operations at these locations. The Partnership plans to resume mining operations at one of the Virginia mines in the fourth quarter of 2019.

Discontinued Operations

Pennyrile Asset Purchase Agreement

On September 6, 2019, the Partnership and Alliance Coal, LLC (“Buyer”) and Alliance Resource Partners, L.P. (“Buyer Parent”) entered into an Asset Purchase Agreement (the “Pennyrile APA”) pursuant to which the Partnership sold to Buyer all of the real property, permits, equipment and inventory and certain other assets associated with its Pennyrile mine complex, as well as the buyers’ assumption of the Pennyrile reclamation obligation, in exchange for approximately $3.7 million, subject to certain adjustments.

Pursuant to the Pennyrile APA, the Partnership retains liability for certain employee claims, subsidence claims arising from pre-closing mining operations, MSHA liabilities and certain other matters. The Pennyrile APA also provides that the Buyer shall have the right to conduct diligence on the Pennyrile mine complex and may contest the fair market value of the purchased assets or the estimate of the costs of the assumed liabilities following such diligence investigation. In the event the Buyer does contest such amounts, the parties will attempt to resolve the dispute and to the extent they cannot, will submit the matter to a third party to make a final determination with respect to such matters, and will adjust the purchase price accordingly.

The parties have made customary representations, warranties and covenants in the Pennyrile APA. The closing of the transactions contemplated by the Asset Purchase Agreement are subject to a number of closing conditions, including, among others, the performance of applicable covenants and accuracy of representations and warranties and absence of material adverse changes in the condition of the Pennyrile mine complex. Subject to the satisfaction of closing conditions, the transactions contemplated by the Pennyrile APA are expected to close in the fourth quarter of 2019. The Partnership recorded an impairment loss of $38.6 million associated with the sale of the Pennyrile assets during the third quarter of 2019.

Coal Supply Asset Purchase Agreement

On September 6, 2019, the Partnership, the Buyer and the Buyer Parent entered into an Asset Purchase Agreement for the sale and assignment of certain coal supply agreements associated with the Pennyrile mine complex (the “Coal Supply APA”) in exchange for approximately $7.3 million. The Coal Supply APA includes customary representations of the parties thereto, and indemnification for losses arising from the breaches of such representations and for liabilities arising during the period in which the relevant parties were not party to the coal supply agreements. The transaction contemplated by the Coal Supply APA closed upon the execution thereof.

Financing Agreement

On August 16, 2019, the Partnership entered into a fourth amendment (the “Fourth Amendment”) to the Partnership’s financing agreement with Cortland Capital Market Services LLC, as Collateral Agent and Administrative agent, CB Agent Services LLC, as Origination Agent and the parties identified as Lenders therein (the “Lenders”). The Fourth Amendment provides a $5.0 million term loan provided by the Lenders to the Partnership under the delayed draw feature of the financing agreement.

On September 6, 2019, the Partnership entered into a fifth amendment (the “Fifth Amendment”) to the financing agreement. The Fifth Amendment (i) extends the maturity of the financing agreement to December 27, 2022, (ii) provides a $5.0 million term loan provided by the Lenders to the Partnership under the delayed draw feature of the financing agreement, (iii) extends the period by which an applicable premium payable to the Lenders will be calculated to December 31, 2021, (iv) modifies certain definitions and concepts to account for the Partnership’s recent acquisition of properties from Blackjewel, (v) permits the disposition of the Pennyrile mining complex and (viii) provides for the payment of additional fees to the Lenders, including a consent fee of $1.0 million, an amendment fee of $825,000 and an increase in the lender exit fee of 1.00% to a total exit fee of 7.00% of the amount of term loans made under the financing agreement that is payable at final maturity of the financing agreement.

Capital Expenditures

●	Maintenance capital expenditures for the third quarter were approximately $2.7 million.
●	Expansion capital expenditures for the third quarter were approximately $3.7 million.

Sales Commitments

The table below displays Rhino’s committed coal sales for the periods indicated.

	Q4 2019		Year 2020
	Avg Price	Tons	Avg Price	Tons
Northern Appalachia	$45.44	155,000	$-	-
Rhino Western	$37.92	279,651	$41.12	600,000
Central Appalachia	$77.45	285,800	$94.51	318,500
Total	$55.22	720,451	$59.63	918,500

Evaluating Financial Results

Rhino management uses a variety of non-GAAP financial measurements to analyze the Partnership’s performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA. Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, while also excluding certain non-cash and/or non-recurring items including provision for doubtful accounts. Adjusted EBITDA is used by management primarily as a measure of the operating performance of the Partnership’s segments. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Because not all companies calculate Adjusted EBITDA identically, the Partnership’s calculation may not be comparable to similarly titled measures of other companies. (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton. Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino’s effectiveness in obtaining favorable prices for the Partnership’s product.

Cost of Operations Per Ton. Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended September 30, 2019 included:

●	Adjusted EBITDA from continuing operations of ($2.9) million and net loss from continuing operations of $8.4 million compared to Adjusted EBITDA from continuing operations of $5.5 million and net loss from continuing operations of $1.2 million in the third quarter of 2018. The decrease in Adjusted EBITDA from continuing operations was primarily due to the decrease in net income for the third quarter of 2019 resulting from the decrease in coal revenue. Including net loss from discontinued operations of approximately $43.3 million, which related to the assets sold at our Pennyrile operation in September 2019, our net loss was $51.7 million and Adjusted EBITDA was ($5.8) million for the three months ended September 30, 2019. Including net loss from discontinued operations of approximately $3.3 million, which relates to Pennyrile, our net loss was $4.5 million and Adjusted EBITDA was $4.2 million for the three months ended September 30, 2018.
●	Basic and diluted net loss per common unit from continuing operations of $0.60 compared to basic and diluted net loss per common unit from continuing operations of $0.17 for the third quarter of 2018.
●	Coal sales from continuing operations were approximately 739,000 tons, which was a decrease of 21.1% compared to the third quarter of 2018.

●	Total revenues and coal revenues from continuing operations of $42.2 million and $41.8 million, respectively, compared to $60.0 million and $59.3 million, respectively, for the same period of 2018.
●	Coal revenues per ton from continuing operations of $56.61 compared to $63.41 for the third quarter of 2019, a decrease of 10.7% as we experienced a decrease in contracted sale prices for coal sold from the Central Appalachia operations during the third quarter of 2019.
●	Cost of operations from continuing operations of $38.4 million compared to $47.1 million for the same period of 2018 due to fewer tons produced and sold from the Central Appalachia operations during the third quarter of 2019.
●	Cost of operations per ton from continuing operations of $51.97 compared to $50.29 for the third quarter of 2018, an increase of 3.3%.

Total coal revenues from continuing operations decreased approximately 29.5% primarily due to fewer tons sold from the Central Appalachia operations during the third quarter of 2019. Total cost of operations from continuing operations decreased by 18.4% during the third quarter of 2019 primarily due to fewer tons of coal sold from the Central Appalachia operations in the third quarter of 2019 compared to the same period in 2018.

Results for the nine months ended September 30, 2019 included:

●	Adjusted EBITDA from continuing operations of $7.4 million and net loss from continuing operations of $9.2 million compared to Adjusted EBITDA from continuing operations of $14.7 million and net loss from continuing operations of $3.0 million in the third quarter of 2018. Adjusted EBITDA from continuing operations decreased period over period primarily due to the increase in net loss from continuing operations during the first nine months of 2019. The decrease in net loss from continuing operations was primarily due to a decrease in tons of coal sold and an increase in operating costs at several of the operations for labor, contract services and equipment maintenance compared to the same period in 2018. Including net loss from discontinued operations of approximately $49.6 million, which related to the assets sold at our Pennyrile operation in September 2019, our net loss was $58.8 million and Adjusted EBITDA, which excludes the impairment loss, was $2.3 million for the nine months ended September 30, 2019. Including net loss from discontinued operations of approximately $7.4 million, which also relates to Pennyrile, our net loss was $10.4 million and Adjusted EBITDA was $13.2 million for the nine months ended September 30, 2018.
●	Basic and diluted net loss per common unit from continuing operations of $0.71 compared to basic and diluted net loss per common unit from continuing operations of $0.34 for the third quarter of 2018.
●	Coal sales from continuing operations were 2.3 million tons, which was a decrease of 7.5% compared to the third quarter of 2018.
●	Total revenues and coal revenues from continuing operations of $140.5 million and $138.7 million, respectively, compared to $144.5 million and $142.6 million, respectively, for the same period of 2018.
●	Coal revenues per ton from continuing operations of $60.88 compared to $57.89 for the nine months ended September 30, 2018, an increase of 5.2% as we experienced an increase in contracted sale prices across all segments during the first nine months of 2019.
●	Cost of operations from continuing operations of $124.7 million compared to $120.9 million for the same period of 2018 due to the increase in costs at several of the operations for labor, contract services and equipment maintenance.
●	Cost of operations per ton from continuing operations of $54.72 compared to $49.08 for the nine months ended September 30, 2018, an increase of 11.5%. The increase was primarily the result of increases in cost of operations as discussed above.

Total coal revenues from continuing operations decreased year-over-year by approximately 2.8% resulting from the decrease in tons of coal sold during the first nine months of 2019 compared to the same period in 2018. Total cost of operations increased by 3.1% during the first nine months of 2019 primarily due to an increase in costs such as labor, contract services and equipment maintenance at several segments during the nine months ended September 30, 2019.

Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah. For the quarter ended September 30, 2019, the Partnership had three reportable business segments: Central Appalachia, Northern Appalachia and Rhino Western. Additionally, the Partnership has an Other category that includes its ancillary businesses.

(In millions, except per ton data and %)	Third Quarter 2019	Third Quarter 2018	% Change* 3Q19/3Q18	Year to Date 2019	Year to Date 2018	% Change* 2019/2018
Central Appalachia
Coal revenues	$25.0	$43.9	(43.0)%	$90.3	$102.8	(12.2)%
Total revenues	$25.1	$43.9	(43.0)%	$90.7	$102.9	(12.0)%
Coal revenues per ton*	$74.12	$83.59	(11.3)%	$80.49	$73.37	9.7%
Cost of operations	$23.0	$31.9	(27.7)%	$82.1	$82.1	0.0%
Cost of operations per ton*	$68.25	$60.75	12.4%	$73.16	$58.56	24.9%
Tons produced	0.443	0.445	(0.4)%	1.268	1.333	(4.9)%
Tons sold	0.338	0.525	(35.7)%	1.122	1.402	(20.0)%
Northern Appalachia
Coal revenues	$6.2	$5.2	18.6%	$20.7	$12.8	61.2%
Total revenues	$6.5	$5.9	12.6%	$22.1	$14.4	53.1%
Coal revenues per ton*	$47.35	$44.05	7.5%	$48.68	$42.17	15.4%
Cost of operations	$8.1	$6.3	28.0%	$23.6	$17.0	38.2%
Cost of operations per ton*	$61.88	$53.33	16.0%	$55.51	$56.07	(1.0)%
Tons produced	0.128	0.103	23.9%	0.426	0.291	46.6%
Tons sold	0.131	0.119	10.3%	0.424	0.304	39.6%
Rhino Western
Coal revenues	$10.6	$10.2	3.5%	$27.7	$27.0	2.9%
Total revenues	$10.6	$10.2	3.5%	$27.7	$27.0	2.9%
Coal revenues per ton*	$39.26	$35.06	12.0%	$37.90	$35.58	6.5%
Cost of operations	$8.0	$9.2	(12.5)%	$21.1	$22.8	(7.2)%
Cost of operations per ton*	$29.67	$31.35	(5.4)%	$28.87	$30.06	(4.0)%
Tons produced	0.254	0.245	3.8%	0.774	0.749	3.3%
Tons sold	0.270	0.292	(7.6)%	0.732	0.758	(3.4)%
Other**
Coal revenues	n/a	n/a	n/a	n/a	n/a	n/a
Total revenues	$0.0	$0.0	100.0%	$0.0	$0.2	100.0%
Coal revenues per ton	n/a	n/a	n/a	n/a	n/a	n/a
Cost of operations	$(0.7)	$(0.3)	147.9%	$(2.1)	$(1.0)	110.2%
Cost of operations per ton	n/a	n/a	n/a	n/a	n/a	n/a
Total
Coal revenues	$41.8	$59.3	(29.5)%	$138.7	$142.6	(2.8)%
Total revenues	$42.2	$60.0	(29.6)%	$140.5	$144.5	(2.8)%
Coal revenues per ton*	$56.61	$63.41	(10.7)%	$60.88	$57.89	5.2%
Cost of operations	$38.4	$47.1	(18.4)%	$124.7	$120.9	3.1%
Cost of operations per ton*	$51.97	$50.29	3.3%	$54.72	$49.08	11.5%
Tons produced	0.825	0.793	4.1%	2.468	2.373	4.0%
Tons sold	0.739	0.936	(21.1)%	2.278	2.464	(7.5)%

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The activities performed by Rhino’s ancillary businesses do not directly relate to coal production. As a result, coal revenues per ton and costs of operations per ton are not presented for the Other category.

Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below. Note that the Partnership’s Northern Appalachia and Rhino Western segments currently produce and sell only steam coal.

(In thousands, except per ton data and %)	Third Quarter 2019	Third Quarter 2018	% Change* 3Q19 / 3Q18	Year to Date 2019	Year to Date 2018	% Change* 2019 / 2018
Met coal tons sold	147.4	264.0	(44.2)%	523.1	628.2	(16.7)%
Steam coal tons sold	190.0	260.6	(27.1)%	598.6	773.6	(22.6)%
Total tons sold	337.4	524.6	(35.7)%	1,121.7	1,401.8	(20.0)%

Met coal revenue	$14,261	$29,875	(52.3)%	$56,396	$64,004	(11.9)%
Steam coal revenue	$10,746	$13,979	(23.1)%	$33,884	$38,840	(12.8)%
Total coal revenue	$25,007	$43,854	(43.0)%	$90,280	$102,844	(12.2)%

Met coal revenues per ton	$96.75	$113.17	(14.5)%	$107.81	$101.89	5.8%
Steam coal revenues per ton	$56.56	$53.64	5.5%	$56.61	$50.20	12.8%
Total coal revenues per ton	$74.12	$83.59	(11.3)%	$80.49	$73.37	9.7%

Met coal tons produced	177.0	141.7	24.9%	418.3	392.2	6.7%
Steam coal tons produced	265.8	302.7	(12.2)%	850.0	941.8	(9.7)%
Total tons produced	442.8	444.4	(0.4)%	1,268.3	1,334.0	(4.9)%

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

Third Quarter 2019 Financial and Operational Results Conference Call

The Partnership will not host a conference call this quarter. Any inquiries can be made to the Partnership’s investor relations department.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments. Rhino produces metallurgical and steam coal in a variety of basins throughout the United States. Additional information regarding Rhino is available on its web site – RhinoLP.com.

Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading “Coal Operations Update.” These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will turn out as Rhino anticipates. Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience, present expectations and what is expressed, implied or forecast in these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: Rhino’s future levels of indebtedness, liquidity and compliance with debt covenants; volatility and recent declines in the price of Rhino’s common units; decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; declines in demand for electricity and coal; current and future environmental laws and regulations, which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; the availability and prices of competing electricity generation fuels; a variety of operating risks, such as unfavorable geologic conditions, adverse weather conditions and natural disasters, mining and processing equipment unavailability, failures and unexpected maintenance problems and accidents, including fire and explosions from methane; poor mining conditions resulting from the effects of prior mining; the availability and costs of key supplies and commodities such as steel, diesel fuel and explosives; fluctuations in transportation costs or disruptions in transportation services, which could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor, increased labor costs or work stoppages; Rhino’s ability to secure or acquire new or replacement high-quality coal reserves that are economically recoverable; material inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds, which could affect coal consumers and reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as changes resulting from low natural gas prices; changes in governmental regulation of the electric utility industry; defects in title in properties that Rhino owns or losses of any of its leasehold interests; Rhino’s ability to retain and attract senior management and other key personnel; material inaccuracy of assumptions underlying reclamation and mine closure obligations; and weakness in global economic conditions.

Other factors that could cause Rhino’s actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

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RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands)

	September 30,	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,004	$6,170
Accounts receivable, net of allowance for doubtful accounts ($-0- and $0.7 million as of September 30, 2019 and December 31, 2018, respectively.)	11,788	12,481
Receivable-other	2,960	-
Inventories	18,410	6,118
Advance royalties, current portion	4	8
Investment in equity securities	-	1,872
Prepaid expenses and other	3,272	2,660
Current assets held for sale	1,602	3,748
Total current assets	46,040	33,057
PROPERTY, PLANT AND EQUIPMENT:
At cost, including coal properties, mine development and construction costs	376,640	367,184
Less accumulated depreciation, depletion and amortization	(254,754)	(247,662)
Net property, plant and equipment	121,886	119,522
Operating lease right-of-use assets (net)	11,926	-
Advance royalties, net of current portion	6,644	6,587
Deposits - Workers’ Compensation and Surety Programs	7,943	8,266
Other non-current assets	24,849	24,967
Non-current assets held for sale	6,517	56,219
TOTAL	$225,805	$248,618
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$21,821	$10,413
Accrued expenses and other	11,833	8,650
Accrued preferred distributions	900	3,210
Current portion of operating lease liabilities	3,260	-
Current portion of long-term debt	4,445	2,174
Current portion of asset retirement obligations	465	465
Current liabilities held for sale	6,921	5,229
Total current liabilities	49,645	30,141
NON-CURRENT LIABILITIES:
Long-term debt, net	28,447	22,458
Asset retirement obligations, net of current portion	20,565	17,116
Operating lease liabilities, net of current portion	8,300	-
Other non-current liabilities	42,164	41,500
Non-current liabilities held for sale	-	968
Total non-current liabilities	99,476	82,042
Total liabilities	149,121	112,183
COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL:
Limited partners	56,004	115,505
General partner	8,542	8,792
Preferred partners	15,000	15,000
Investment in Royal common stock	(4,126)	(4,126)
Common unit warrants	1,264	1,264
Total partners’ capital	76,684	136,435
TOTAL	$225,805	$248,618

RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
REVENUES:
Coal sales	$41,821	$59,338	$138,687	$142,635
Other revenues	445	699	1,816	1,905
Total revenues	42,266	60,037	140,503	144,540
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	38,389	47,061	124,662	120,923
Freight and handling costs	1,373	5,849	4,305	8,225
Depreciation, depletion and amortization	3,525	3,655	10,511	10,841
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	5,450	2,705	11,588	8,120
(Gain) on sale/disposal of assets, net	9	(788)	(6,651)	(7,222)
Total costs and expenses	48,746	58,482	144,415	140,887
INCOME/(LOSS) FROM OPERATIONS	(6,480)	1,555	(3,912)	3,653
INTEREST AND OTHER (EXPENSE)/INCOME:
Interest expense and other	(1,872)	(2,831)	(5,308)	(6,629)
Interest income and other	8	-	8	7
Total interest and other (expense)	(1,864)	(2,831)	(5,300)	(6,622)
NET (LOSS) BEFORE INCOME TAXES FROM CONTINUING OPERATIONS	(8,344)	(1,276)	(9,212)	(2,969)
INCOME TAXES	-	-	-	-
NET (LOSS) FROM CONTINUING OPERATIONS	(8,344)	(1,276)	(9,212)	(2,969)
DISCONTINUED OPERATIONS
Loss from discontinued operations	(43,340)	(3,254)	(49,639)	(7,417)
NET (LOSS)	$(51,684)	$(4,530)	$(58,851)	$(10,386)

General partner’s interest in net (loss)/income:
Net (loss) from continuing operations	$(36)	$(10)	$(42)	$(20)
Net (loss) from discontinued operations	(181)	(14)	(207)	(31)
General partner’s interest in net (loss)/income	$(217)	$(24)	$(249)	$(51)
Common unitholders’ interest in net (loss)/income:
Net (loss) from continuing operations	$(7,917)	$(2,248)	$(9,262)	$(4,355)
Net (loss) from discontinued operations	(39,695)	(2,980)	(45,463)	(6,789)
Common unitholders’ interest in net (loss)/income:	$(47,612)	$(5,228)	$(54,725)	$(11,144)
Subordinated unitholders’ interest in net (loss)/income:
Net (loss) from continuing operations	$(691)	$(197)	$(808)	$(382)
Net (loss) from discontinued operations	(3,464)	(260)	(3,969)	(597)
Subordinated unitholders’ interest in net (loss)/income:	$(4,155)	$(457)	$(4,777)	$(979)
Preferred unitholders’ interest in net income:
Net income from continuing operations	$300	$1,179	$900	$1,788
Net income from discontinued operations	-	-	-	-
Preferred unitholders’ interest in net income	$300	$1,179	$900	$1,788
Net (loss) per limited partner unit, basic:
Common units:
Net (loss) per unit from continuing operations	$(0.60)	$(0.17)	$(0.71)	$(0.34)
Net (loss) per unit from discontinued operations	(3.03)	(0.23)	(3.47)	(0.52)
Net (loss) per common unit, basic	$(3.63)	$(0.40)	$(4.18)	$(0.86)
Subordinated units
Net (loss) per unit from continuing operations	$(0.60)	$(0.17)	$(0.71)	$(0.34)
Net (loss) per unit from discontinued operations	(3.03)	(0.23)	(3.47)	(0.52)
Net (loss) per subordinated unit, basic	$(3.63)	$(0.40)	$(4.18)	$(0.86)
Preferred units
Net income per unit from continuing operations	$0.20	$0.79	$0.60	$1.19
Net income per unit from discontinued operations	-	-	-	-
Net income per preferred unit, basic	$0.20	$0.79	$0.60	$1.19
Net (loss) per limited partner unit, diluted:
Common units
Net (loss)/income per unit from continuing operations	$(0.60)	$(0.17)	$(0.71)	$(0.34)
Net (loss) per unit from discontinued operations	(3.03)	(0.23)	(3.47)	(0.52)
Net (loss) per common unit, diluted	$(3.63)	$(0.40)	$(4.18)	$(0.86)
Subordinated units
Net (loss) per unit from continuing operations	$(0.60)	$(0.17)	$(0.71)	$(0.34)
Net (loss) per unit from discontinued operations	(3.03)	(0.23)	(3.47)	(0.52)
Net (loss) per subordinated unit, diluted	$(3.63)	$(0.40)	$(4.18)	$(0.86)
Preferred units
Net income per unit from continuing operations	$0.20	$0.79	$0.60	$1.19
Net income per unit from discontinued operations	-	-	-	-
Net income per preferred unit, diluted	$0.20	$0.79	$0.60	$1.19

Weighted average number of limited partner units outstanding, basic:
Common units	13,098	13,098	13,098	13,035
Subordinated units	1,143	1,146	1,143	1,146
Preferred units	1,500	1,500	1,500	1,500
Weighted average number of limited partner units outstanding, diluted:
Common units	13,098	13,098	13,098	13,035
Subordinated units	1,143	1,146	1,143	1,146
Preferred units	1,500	1,500	1,500	1,500

Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization).

($ in millions)	Third Quarter 2019	Third Quarter 2018	Year to Date 2019	Year to Date 2018
Net (loss)	$(8.4)	$(1.2)	$(9.2)	(3.0)
Plus:
Depreciation, depletion and amortization (DD&A)	3.5	3.6	10.5	10.8
Interest expense	1.9	2.8	5.3	6.6
EBITDA from continuing operations	(3.0)	5.2	6.6	14.4
Plus: Loss from sale of non-core assets (1)	0.1	-	0.8	-
Plus: Bad debt expense	-	0.3	-	0.3
Adjusted EBITDA from continuing operations	(2.9)	5.5	7.4	14.7
EBITDA from discontinued operations	(41.5)	(1.3)	(43.7)	(1.5)
Plus: Loss on impairment of assets (2)	38.6	-	38.6	-
Adjusted EBITDA	$(5.8)	$4.2	$2.3	$13.2

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(in millions)
Net cash (used in)/provided by operating activities	$(2.1)	$0.9	$(3.3)	$7.5
Plus:
Increase in net operating assets	-	-		-
Interest expense	1.9	2.8	5.3	6.6
Decrease in deferred revenue	-	0.9	-	-
Less:
Decrease in net operating assets	4.2	0.1	2.6	4.6
Amortization of advance royalties	0.5	0.1	1.5	0.5
Amortization of debt discount	0.1	0.1	0.3	0.3
Amortization of debt issuance costs	0.5	0.6	1.6	1.4
Increase in doubtful accounts	-	0.3	-	0.3
Loss on sale of assets	-
Loss on impairment of assets	38.6	-	38.6	-
Loss on retirement of advance royalties	0.1	-	0.2	0.1
Equity based compensation	-	-	-	0.2
Accretion on asset retirement obligations	0.3	0.3	1.0	1.0
EBITDA†	(44.5)	3.9	(37.1)	12.9
Plus: Loss from sale of non-core assets (1)	0.1	-	0.8	-
Plus: Non-cash bad debt expense	-	0.3	-	0.3
Plus: Loss on asset impairments (2)	38.6	-	38.6	-
Adjusted EBITDA	(5.8)	4.2	2.3	13.2
Less: Adjusted EBITDA from discontinued operations	(2.9)	(1.3)	(5.1)	(1.5)
Adjusted EBITDA from continuing operations	$(2.9)	$5.5	$7.4	$14.7

(1)	During the three and nine months ended September 30, 2019, the Partnership sold parcels of land owned in western Colorado for proceeds less than our carrying value of the land that resulted in losses of approximately $0.1 million and $0.8 million, respectively. This land is a non-core asset that we chose to monetize despite the loss incurred. The Partnership believes that the isolation and presentation of this specific item to arrive at Adjusted EBITDA is useful because it enhances investors’ understanding of how the Partnership assesses the performance of its business. The Partnership believes the adjustment of this item provides investors with additional information that they can utilize in evaluating the Partnership’s performance. Additionally, the Partnership believes the isolation of this item provides investors with enhanced comparability to prior and future periods of its operating results.

(2)	The Partnership recorded an impairment loss of $38.6 million associated with the sale of its Pennyrile assets for the three and nine months ended September 30, 2019. The impairment loss of $38.6 million is recorded in discontinued operations for the three and nine months ended September 30, 2019.